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                                                               Exhibit 10.31(f)


                        [ON CONTINENTAL BANK LETTERHEAD]




                               December 13, 1994


Chicago Title and Trust Company of Chicago
171 N. Clark Street
Chicago, IL  60601-3294


Attention:  Mr. A. Larry Sisk
            Vice President and Treasurer

    Re: Transfer of Continental Bank's Risk Management Business to Bank of America NT&SA

Dear Mr. Sisk:

This letter will (1) update the information provided to your organization by Continental Bank Executive Vice President Kenneth W. Cunningham in his letter dated August 17, 1994 regarding the status of the merger of Continental Bank Corporation ("CBC") into BankAmerica Corporation ("BankAmerica"), (2) inform you of the planned transfer and assignment of the risk management business of CBC's banking subsidiary Continental Bank (formerly known as Continental Bank, N.A. and renamed Bank of America Illinois but referred to herein as "Continental Bank") to BankAmerica's largest banking subsidiary Bank of America National Trust and Savings Association ("Bank of America") and (3) request your consent to, among other things, the transfer and assignment to Bank of America of your Risk Management Contracts (as defined below) with Continental Bank.

As you may know, in January 1994, BankAmerica and CBC announced they had reached a definitive agreement providing for BankAmerica's acquisition of CBC and its banking subsidiary Continental Bank. On July 18, 1994, the transaction was approved by the Federal Reserve Board. The transaction was completed on August 31, 1994, effective September 1, 1994 (the "Completion Date").

As of June 30, 1994, Bank of America was the second largest bank in the United States, with assets of $146 billion and total equity capital of $11.4 billion. Bank of America is a major



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provider of risk management products and services through its offices located throughout the world.

The existing risk management business of Continental Bank is currently being transferred to Bank of America. After Bank of America has received your acknowledgment of, and agreement and consent to, the terms outlined in this letter, Bank of America will notify you of the date scheduled for the transfer (the "Transfer Date") to Bank of America of all of your then outstanding cross currency swaps, forward rate agreements, interest rate swaps, currency options, currency swaps, cap, floor and collar contracts, interest rate options, commodity and equity swaps and options, swaptions and other similar products (collectively, "Risk Management Contracts"). On the Transfer Date, Continental Bank will assign and transfer to Bank of America, and Bank of America will fully assume and agree to perform, as if it were an original party to the contracts, all of your Risk Management Contracts. Accompanying this letter is a letter from Bank of America notifying you of its intent to assume all obligations and liabilities of Continental Bank under such Risk Management Contracts entered into pursuant to (1) your most recently executed International Swap Dealers Association Master Agreement, Interest Rate and Currency Exchange Agreement or Interest Rate Agreement with Continental Bank (collectively, the "Continental Master Agreement") and (2) any other agreement or arrangement pertaining to Risk Management Contracts ("Other Continental Agreements").

Risk Management Contracts transferred to Bank of America will be booked in San Francisco except for those denominated in a currency other than U.S. dollars which will be booked in Bank of America's branch in London.

The Continental Master Agreement incorporates by reference certain covenants and events of default from that certain Credit Agreement, dated as of March 28, 1991, among Chicago Title and Trust Company of Chicago, certain commercial lending institutions as lenders therein and Continental Bank as agent, (as the same may be amended, modified or supplemented from time to time). It is anticipated that such covenants and events of default as are incorporated by reference in the Continental Master Agreement will inure to the benefit of Bank of America with respect to the Assigned Contracts (as defined below) and will also be applicable to any Risk Management Contracts entered into between you and Bank of America in the future.

Continental Bank hereby requests your agreement and consent (1) to the transfer and assignment by Continental Bank to Bank of America on the Transfer Date of all of the then outstanding Risk Management Contracts between you and Continental Bank (the "Assigned Contracts"), (2) to the assumption by Bank of America of all of Continental Bank's obligations with respect to the








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Assigned Contracts, (3) to the unconditional release of Continental Bank from all obligations and liabilities with respect to the Assigned Contacts, (4) to the assignment to Bank of America of, and the substitution of Bank of America as the counterparty under, the Continental Master Agreement and any other Continental Agreements and, (5) that the covenants and events of default incorporated by reference in the Continental Master Agreement inure to the benefit of Bank of America as if it were the original counterparty to the Assigned Contracts and the Continental Master Agreement. After the Transfer Date, unless the confirmation relating to a Risk Management Contract specifically provides otherwise, all existing Risk Management Contracts will continue to be governed by the Continental Master Agreement, and Bank of America will have all the same interests, rights and benefits as those enjoyed by Continental Bank prior to the Transfer Date. Other Continental Agreements shall continue to be governed by the terms of such agreements except for the substitution of Bank of America in place of Continental Bank. Unless otherwise provided in a confirmation relating to a future Risk Management Contract, after the Transfer Date, the Continental Master Agreement will govern all future Risk Management Contracts, modified to reflect Bank of America's offices designated for trading. Continental Bank also hereby requests your acknowledgment that, upon such transfer, all of your obligations and liabilities under the Continental Master Agreement, the Other Continental Agreements and the Assigned Contracts will be transferred to Bank of America and thereafter will be owed by you solely to Bank of America, not to Continental Bank. On the Transfer Date, you will be automatically unconditionally released by Continental Bank from all of your obligations and liabilities owed to it with respect to the Assigned Contracts and you will thereafter owe those obligations and liabilities solely to Bank of America.

Please confirm your acknowledgment of, and agreement and consent to, the above by signing both enclosed copies of this letter where indicated below and returning one signed copy to Mary Beth Knight. Please retain this copy for your files. WE WOULD GREATLY APPRECIATE YOUR REPLY AS SOON AS POSSIBLE.

Your counterparty for all new Risk Management Contracts executed on and after the Completion Date will be Bank of America. Approximately ten days prior to the Transfer Date, you will receive under separate cover, notice of the Transfer Date, Bank of America's standard settlement instructions, information regarding Bank of America's risk management operations and procedures, and a request for your settlement instructions.

Although Bank of America will handle your risk management business in the future, other transactions you may have with Continental Bank may remain at Continental Bank, which, as mentioned above, has been renamed Bank of America Illinois. By




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your acknowledgment, agreement and consent below, you also agree that
BankAmerica and any of its various subsidiaries (including Continental Bank) handling your business after the merger may share with each other credit and other relevant information about your business and operations.

If you have any questions regarding this matter, please do not hesitate to call Mary Beth Knight of Continental Bank at (312) 828-2041, Ken Wiersum of Continental Bank at (312) 828-5213 or Jerry Bolick of Bank of America at (415) 622-3227. Thank you for your prompt attention to this matter.

                                   Very truly yours,

                                   BANK OF AMERICA ILLINOIS


                                   By: /s/ Kenneth Wiersum
                                       --------------------------
                                       Title:  Vice President
                                               ------------------


Acknowledged, agreed and consented to this 25 day of January, 1995.

CHICAGO TITLE AND TRUST COMPANY OF CHICAGO


By:  /s/ A. Larry Sisk
     ----------------------------------
     Title:  Vice President & Treasurer
             --------------------------

Enclosure







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                       [ON BANK OF AMERICA LETTERHEAD]

                                                        December 13, 1994


Chicago Title and Trust Company of Chicago
171 N. Clark Street
Chicago, Illinois 60601-3294

Attention:  Mr. A. Larry Sisk
            Vice President and Treasurer

     Re:  Notice of Assumption by Bank of America
          National Trust and Savings Association
          ("Bank of America") of certain Risk
          Management Contracts

Dear Mr. Sisk:

Continental Bank has requested your agreement and consent to the planned transfer and assignment to Bank of America of the Assigned Contracts, the Continental Master Agreement and the Other Continental Agreements (modified to reflect Bank of America's offices designated for trading), and the substitution of Bank of America for Continental Bank as the counterparty thereunder (capitalized terms used herein are defined in the preceding letter to you from Continental Bank). Continental Bank has also requested your acknowledgment that, upon such transfer, all of your obligations and liabilities under the Continental Master Agreement, the Other Continental Agreements and the Assigned Contracts will be transferred to Bank of America and thereafter will be owed by you to Bank of America, not to Continental Bank. If you agree and consent to these transfers and acknowledge that, upon such transfer, your obligations and liabilities will be owed to Bank of America, then Bank of America intends, as of the Transfer Date, to assume all the obligations and liabilities of Continental Bank under such agreements.

Please do not hesitate to call Jerry Bolick of Bank of America at (415) 622-3227 if you have any questions regarding the foregoing.

                                          Very truly yours,

                                          BANK OF AMERICA NATIONAL TRUST
                                          AND SAVINGS ASSOCIATION


                                          By: /s/ John Staecchett
                                              ----------------------------

                                          Title: Senior Authorized Officer
                                                 -------------------------